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                                                                  Exhibit 99.1

              [LETTERHEAD OF GREEN TREE FINANCIAL CORPORATION]
                                NEWS RELEASE


FOR IMMEDIATE RELEASE                                   CONTACT: John Dolphin
                                                                 Vice President
                                                                 (612)293-3400

               GREEN TREE FINANCIAL PLANNING VIGOROUS DEFENSE
                      AGAINST SECURITIES LAW COMPLAINT

     SAINT PAUL, MINN., December 3, 1997 -- Green Tree Financial Corporation (NYSE:GNT) announced today that it has received a copy of a securities law complaint filed in U.S. District Court on December 2, 1997. The complaint alleges that Green Tree and certain of its officers omitted or misrepresented material facts about the business and financial condition of the Company violating federal securities laws and seeks class action status.

     Green Tree has reviewed the complaint and believes the allegations to be without merit. The complaint does not state a claim for securities law violations, but consists merely of speculation through hindsight concerning estimates and assumptions required to be made by the Company in the preparation of its financial statements. Green Tree believes strongly that its financial statements have been prepared with integrity and in full compliance with the relevant legal and accounting requirements, and have included consistent public disclosure of the required use of estimates and assumptions. The Company plans a vigorous defense against the lawsuit.

     Green Tree Financial Corporation is a leading diversified financial services company with nationwide operations serving customers in the consumer finance, commercial finance and insurance markets. With managed finance receivables of $26 billion, Green Tree is one of the largest multi-line finance companies in the United States. Founded in 1975, Green Tree has approximately 5,000 employees at 200 company locations that work with nearly 20,000 retail dealers across the country as well as directly with consumers.


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